Exhibit 4
State of Delaware
Secretary of State
Division of Corporations
Filed 09:00AM 03/28/1995
  950068112 - 2292006

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                             NORMED INDUSTRIES, INC.

a corporation organized and existing under the laws of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST, that a meeting of the Board of Directors of NORMED INDUSTRIES, INC. resolutions were duly adopted and filed with the Minutes of the corporation setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment advisable and calling a meeting of the shareholders of said corporation pursuant to the Delaware Code for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that the amended Article shall be and read as follows: The name of the corporation name is HIGHLAND RESOURCES, INC.

SECOND, that thereafter, pursuant to a resolution of the Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD, that said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware

FOURTH, that the capital of said corporation shall not be reduced under or by reason of said Amendment.

     IN WITNESS WHEREOF, said NORMED INDUSTRIES, INC. has caused this Amendment to be signed by its President Roger L. Fidler and its Secretary Wanda L. Billet this 8th day of March 1995.

Signed by: Roger L. Fidler, President
           Wanda L. Billet, Secretary

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